Exhibit 99.1
For Financial Inquiries, Contact:
Charlie Chen
Sybase Investor Relations
charlie@sybase.com
(925) 236-6015
SYBASE COMPLETES $400 MILLION PRIVATE PLACEMENT OF
3.50% CONVERTIBLE SENIOR NOTES
Dublin, California, August 4, 2009 — Sybase, Inc. (NYSE: SY) announced today the completion of a private placement of $400 million aggregate principal amount of convertible senior notes due 2029 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The aggregate principal amount of notes includes $50 million aggregate principal amount of notes issued to the initial purchasers in connection with the exercise of their over-allotment option. The notes are unsecured, unsubordinated obligations of Sybase and bear interest at a rate of 3.50% per year.
Sybase used the net proceeds from the private placement to repurchase $70 million of its common stock and approximately $50 million to repurchase its existing 1.75% Convertible Subordinated Notes due 2025 simultaneously with the private placement. Sybase intends to use the balance of the net proceeds to refinance its existing notes in March 2010 when they become redeemable at Sybase’s option or earlier if any holders convert or elect to have their notes repurchased by Sybase. Pending the refinancing of the existing notes, Sybase expects to invest the balance of the net proceeds in interest-bearing, investment-grade securities.
Sybase management expects the offering to have a dilutive effect on 2009 earnings per share (EPS) due to the increase in interest expense related to the new convertible senior notes. However, stronger-than-expected demand for the offering resulted in a more favorable combination of the coupon and conversion premium for the new convertible senior notes than was originally anticipated. These more favorable terms in combination with Sybase’s simultaneous repurchase of approximately $120 million of common stock and existing 1.75% Convertible Subordinated Notes due 2025 enables Sybase to minimize the dilutive impact of the new convertible senior notes. As a result, management estimates the net impact of the convertible senior note offering and the simultaneous repurchases to result in only modest EPS dilution to full year 2009 EPS. Management expects to update full year 2009 financial guidance when Sybase reports 2009 third quarter financial results.
This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.
About Sybase, Inc.
Sybase is an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information. We are recognized globally as a performance leader, proven in the most data-intensive industries and across all major systems, networks and devices. Our information management, analytics and enterprise mobility solutions have powered the world’s most mission-critical systems in financial services, telecommunications, manufacturing and government. For more information, visit http://www.sybase.com. Read Sybase blogs: http://blogs.sybase.com.
Forward-Looking Statements
Certain statements in this release concerning Sybase, Inc. and its prospects and future growth are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to, the potential dilutive effects of the notes issued in the private placement and the application of the use of proceeds therefrom; and other factors described in Sybase, Inc.’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the three-month period ended March 31, 2009.